UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2002

POPE & TALBOT, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-7852	94-0777139
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 S.W. First Avenue
Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 228-9161

No Change
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

On July 14, 2002, Pope & Talbot, Inc. (the “Company”) announced that it plans to offer up to $50 million of Senior Notes due 2013 on terms substantially identical to its existing 8 3/8% Debentures due 2013 in a Rule 144A offering to qualified institutional buyers in the United States and to non-U.S. persons outside of the United States. The Company’s press release announcing the proposed offering is attached hereto as Exhibit 99.1.

In connection with the proposed note offering, the Company plans to distribute an offering memorandum to potential investors. The following excerpt from the offering memorandum includes certain information not previously disclosed by the Company in its public filings:

Pope & Talbot, Inc.

We are a pulp and wood products company, founded in 1849, with headquarters in Portland, Oregon. Our primary operations are located in Oregon, South Dakota and British Columbia, Canada. We had 2,209 employees as of March 31, 2002. Our common stock trades on the New York and Pacific stock exchanges under the symbol POP.

Our pulp business manufactures and sells northern bleached softwood kraft (“NBSK”) chip and sawdust pulp for use in the manufacture of newsprint, tissue and high-grade coated and uncoated paper. We believe NBSK sawdust pulp typically results in improved margins relative to traditional NBSK chip pulp due to the lower priced fiber source. In our wood products business, we manufacture and sell standardized and specialty lumber and residual wood chips.

Our pulp business operates three pulp mills, located in Halsey, Oregon and Nanaimo and Mackenzie, British Columbia, with approximately 830,000 metric tons of total annual capacity. Our wood products business operates three sawmills in British Columbia and one sawmill in the Black Hills region of South Dakota, with total estimated annual capacity of 608 million board feet. Our pulp is sold globally, while our lumber is sold primarily in the United States and Canada. We had total sales of $508.6 million for the twelve months ended March 31, 2002.

Operations and Markets

Pulp

Sales of pulp represented 56% of our total sales for the twelve months ended March 31, 2002. Since 1998, we have quadrupled our annual pulp capacity to 830,000 metric tons with the acquisition of the Harmac and Mackenzie mills in British Columbia. The majority of our NBSK pulp is sold to producers of newsprint, tissue and high-grade coated and uncoated writing papers. A substantial portion of our pulp production is sold to long-term customers or under contracts. For the year 2001, the pulp products geographic revenue mix was: Europe (36%), North America (35%) and Japan/Asia and other (29%). Outlined below is a summary profile on each of our three pulp mills:

Halsey Pulp Mill:

•	Modern mill with annual capacity of 200,000 metric tons of NBSK pulp

•	Approximately 65% of production is lower-cost, higher margin sawdust pulp

•	Long-term chip and sawdust supply arrangements or established supplier relationships with sawmills in the Pacific Northwest

•	Recently completed upgrades to the mill totaling $47 million

•	No major future capital or environmental upgrades anticipated over the next few years

Harmac Pulp Mill:

•	One of Canada’s largest NBSK pulp mills with annual capacity of 400,000 metric tons of NBSK pulp, according to PricewaterhouseCoopers LLP’s “2001 Global Market Pulp Survey of 2000”

•	Manufactures a wide range of high-quality NBSK chip pulp made from custom blends of western hemlock, balsam, western red cedar and Douglas fir

•	A contract with Weyerhaeuser provides for the majority of the mill’s wood fiber needs at market prices

•	No major future capital or environmental upgrades anticipated over the next few years

Mackenzie Pulp Mill:

•	Modern mill with annual capacity of 230,000 metric tons of NBSK pulp acquired by Pope & Talbot on June 15, 2001 for $104 million in aggregate consideration

•	Approximately 45% of pulp production is lower-cost, higher margin sawdust pulp

•	Purchases approximately 66% of its fiber requirements under long-term contracts from neighboring sawmills located in Mackenzie, British Columbia

•	Approximately $12 million of future capital and environmental upgrades anticipated by 2004

Pulp Mill Assets:

Location	Annual Capacity (1)	Production(1)
		(Twelve months ended March 31, 2002)
Halsey, OR	200,000	147,000	(2)
Nanaimo, BC (Harmac)	400,000	379,000
Mackenzie, BC	230,000	173,000	(3)

	830,000	699,000

(1)	All figures in metric tons.
(2)	Production impacted by 32,000 metric ton curtailment in July and August 2001 due to weak demand for market pulp and an attractive arrangement with an energy supplier.
(3)	Production since acquisition of the Mackenzie pulp mill in June 2001.

Wood Products

Sales of wood products represented approximately 44% of our total sales for the twelve months ended March 31, 2002. We own four sawmills with an estimated annual lumber capacity of 608 million board feet, primarily dimension lumber, of which approximately 80% is located in British Columbia and 20% in the Black Hills region of South Dakota. In addition to dimension lumber, we also market wood chips, which are a by-product of our lumber operations. During the last three years, revenues from lumber sales were approximately 85% of our total wood products sales, with the balance being wood chips, other residual products and logs. As we do not own any timberlands, we obtain timber for our sawmills through cutting agreements with public and private landowners, log purchases on the open market and competitive bidding on timber on government lands. Outlined below is a summary profile of our Canadian and U.S. wood products operations:

Canadian Operations:

•	Produces primarily dimension and long-length spruce, pine and fir lumber used in home building

•
Approximately 70% of timber requirements provided through long-term (15-25 year) licenses granted by the British Columbia government on 4.6 million acres of timberlands in the British Columbia interior

U.S. Operations:

•	Produces primarily dimension pine lumber and premium quality pine boards

•	Approximately 80% of timber requirements provided through contracts with public and private sources

Sawmill Assets:

Location	Annual Capacity	Production

		(Twelve months ended March 31, 2002)
Spearfish, SD	120,000	111,000
Grand Forks, BC	90,000	89,000
Midway, BC	165,000	159,000
Castlegar, BC	233,000	226,000

	608,000	585,000

Note: All figures in thousand board feet.

Fiber and Timber Supply

Fiber and timber represent a large percentage of our cost of producing pulp and lumber. In the pulp business, we primarily use chips purchased from neighboring sawmills, where they are generated as a by-product of manufacturing lumber. To provide a low-cost and adequate supply of wood fiber for our mills, we have expanded our capacity to use sawdust as a raw material for a significant portion of the Halsey and Mackenzie pulp production. Traditionally, sawdust is purchased at a significant discount to chips. In addition, the price of sawdust does not fluctuate as much as the price of chips with pulp price changes. We believe that there are adequate fiber resources available to service our three pulp mills.

All of our wood chip and sawdust requirements for the Halsey pulp mill are satisfied through purchases from third parties. We have long-term chip and sawdust supply arrangements or established supplier relationships with sawmills in the Pacific Northwest. We also broker wood chips produced in the Northwest United States primarily for sale into the export market.

Our Mackenzie pulp mill purchases approximately 66% of its chip and sawdust fiber requirements from sawmills also located in Mackenzie, British Columbia and owned by Slocan Forest Products Ltd. (“Slocan”), primarily under long-term evergreen contracts. We have a long-term fiber supply agreement for the Harmac pulp mill with Weyerhaeuser Company Limited (“Weyerhaeuser”) that provides for approximately 1.7 million cubic meters of fiber per year through 2019, which represents approximately 80% of Harmac’s fiber requirements. Under the Slocan and Weyerhaeuser contracts, fiber is purchased at market, or at prices determined under a formula intended to reflect fair market value of the fiber, and that takes into account the net sales value of pulp sold by the Harmac and Mackenzie pulp mills. Weyerhaeuser has agreed that it will supply, in addition to the minimum volumes to which it is committed under its supply agreement with us, the fiber required to fulfill the balance of the Harmac pulp mill’s operating requirements, provided that such fiber is available in the market without detriment to Weyerhaeuser’s own operations. We have also entered into arrangements with other independent fiber suppliers to provide pulp fiber incremental to that provided by Weyerhaeuser and Slocan. A portion of the residual chips from our interior British Columbia sawmills are used at the Harmac pulp mill.

The principal sources of raw material for our wood products operations are timber obtained through long-term cutting rights on public lands, logs purchased in open log markets, timber offered for sale through competitive bidding by federal agencies and timber purchased under contracts to cut timber on private lands. Approximately 70% of the timber requirements for our Canadian sawmills are obtained from the Provincial Government of British Columbia under long-term cutting licenses on public lands, with the remaining 30% purchased in competitive open log markets. Our timber cutting licenses on 4.6 million acres of British Columbia provincial timberlands consist of 25-year tree farm licenses (1.6 million acres) and 15-year forest licenses (3.0 million acres). In the Black Hills, we obtain approximately 40% of our timber requirements from public sources under long-term timber harvesting contracts, 40% from private sources under long-term harvesting contracts and 20% in competitive open log markets.

Canada-U.S. Trade Issues

As an importer of softwood lumber from Canada to the United States, we have been affected by ongoing trade issues between Canada and the United States regarding softwood lumber imports. Based on preliminary determinations by the U.S. International Trade Commission (the “ITC”) and the U.S. Department of Commerce (the “DOC”), we accrued $15.6 million for lumber import duties in 2001, and then recorded a net reversal of $4.3 million of such duties in the first quarter of 2002. Based on final determinations by the ITC and the DOC issued in May 2002, we will reverse our remaining $11.3 million of previously accrued lumber import duties in the second quarter of 2002, but will incur duties at the rate of 27.22% on all lumber imports into the United States on or after May 22, 2002, which will have a material adverse effect on our results of operations from our wood products business. Panels of the World Trade Organization and under the North American Free Trade Agreement are reviewing the ITC’s determination. However, we cannot predict the outcome or effect of such reviews, or if a settlement between the Canadian and U.S. governments may be reached.

Company Strengths

Strong Market Pulp and Lumber Earnings Leverage.    NBSK pulp prices are currently rebounding from almost 20-year lows. The benchmark price of NBSK pulp delivered into Northern Europe increased by $40 per metric ton during the second quarter of 2002 from $435 per metric ton to $475 per metric ton. Lumber pricing, which has been heavily influenced by the Canada-U.S. trade issues discussed above, have remained at low levels. We expect to benefit from any potential future price increases, as our earnings are highly leveraged to pulp and lumber prices.

The following chart illustrates the annual (quarterly for 2002) average gross real prices of NBSK pulp for the last 25 years:

The following chart illustrates the annual (quarterly for 2002) average prices of net real Western spruce/pine/fir (“SPF”) lumber for the last 25 years:

Recently Completed Cost Reduction Measures.    We have made considerable efforts to improve our cost structure. Since 2000, our pulp production costs per metric ton have been reduced by 9% and our lumber production costs per thousand board foot have been reduced by 8%. Also since 2000, fiber costs per metric ton to the pulp mills have been reduced by 27% and log costs per thousand board feet to the sawmills have been reduced by 7%. Highlights of our efforts include:

•	Reduced head count from 717 to 532 at the Harmac pulp mill since 1998

•	Savings of $10.5 million annually at the Halsey pulp mill from modifications implemented in 2000

•	During the first year of ownership, reduced the Mackenzie pulp mill production costs per metric ton by 13% and increased production by 7%

•	Consolidated sawmill production in the Black Hills to a single facility

•	Significant reduction in administrative costs

Long-Term Supply Arrangements.    We have long-term relationships with many of our suppliers and have entered into long-term supply agreements with some of them to reduce potential supply volatility.

Environmental Compliance.    We are committed to excellence in environmental performance by conducting our business in a manner that safeguards the environment and that complies with all environmental laws and regulations. Accordingly, we believe we are in material compliance with all current requirements of the U.S. Environmental Protection

Agency, the Oregon Department of Environmental Quality, the South Dakota Department of Environmental & Natural Resources and the British Columbia Ministry of Water, Land and Air Protection.

Results of Fiscal 2001 Operations

Our fiscal 2001 revenues of $499.2 million declined 13.9% compared with revenues in fiscal 2000 due to weak markets for both pulp and lumber. Excluding $15.6 million of accrued lumber import duties, EBITDA in fiscal 2001 was $16.0 million, reflecting lower sales prices in both pulp and lumber. The average benchmark price of NBSK pulp delivered into Northern Europe decreased 22% in 2001 compared with 2000. In wood products, operating profits fell significantly, primarily due to preliminary trade sanctions imposed in August 2001 and October 2001 by the U.S. Department of Commerce on lumber imported from Canada into the United States. Excluding the $15.6 million of lumber import duties, wood products operating results improved in 2001 versus 2000 as a result of improving markets in the first half of 2001. However, lumber markets weakened dramatically in the second half of 2001 due to recessionary fears.

Environmental Matters

In June 2002, we were requested by British Columbia environmental authorities, based on detection of environmental contamination in an effluent settling pond at the Mackenzie pulp mill, to prepare a remediation plan for this pond by August 31, 2002. The environmental contamination occurred before we acquired the mill as a result of a manufacturing process that was discontinued at the mill in 1993. The estimated cost of remediation of this pond has not been determined, but we do not believe it will have a material adverse affect on our business, financial condition or results of operations.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press release dated July 14, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2002.

Pope & Talbot, Inc.
By	/S/ MARIA M. POPE
Maria M. Pope
Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated July 14, 2002.